EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following summary of the shares of beneficial interest of Peakstone Realty Trust (“PKST”) does not purport to be complete and is qualified in its entirety by reference to, the applicable provisions of our declaration of trust and our bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K (the “Form 10-K”) of which this Exhibit is a part, and the applicable provisions of the Maryland General Corporation Law (“MGCL”). Our classes of common shares, as described below, are our only securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the context requires otherwise, all references to the “Company,” “we,” “our,” and “us” in this Exhibit refer solely to PKST and its consolidated subsidiaries. Capitalized terms used but not defined in this Exhibit shall have the meanings set forth in the Form 10-K.
Description of Shares
As of December 31, 2023, Peakstone Realty Trust, a Maryland real estate investment trust (“our,” “we,” “us,” and the “Company”), had its common shares, par value $0.001 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common shares are listed on the New York Stock Exchange under the ticker symbols “PKST”.
Our declaration of trust authorizes us to issue up to 1,000,000,000 shares of beneficial interest, of which 800,000,000 shares are designated as common shares at $0.001 par value per share (“common shares”) and 200,000,000 shares are designated as preferred shares at $0.001 par value per share (“preferred shares”). Our Board of Trustees (the “Board”), with the approval of a majority of the trustees and without any action by our shareholders, may amend our declaration of trust to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue.
Our declaration of trust also contains a provision permitting our Board, with the approval of a majority of the trustees and without any action by our shareholders, to classify or reclassify any unissued common share or preferred share into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, or terms or conditions of redemption of any new class or series of shares, subject to certain restrictions, including the express terms of any class or series of shares outstanding at the time. We believe that the power to classify or reclassify unissued shares and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Our declaration of trust and our bylaws contain certain provisions that could make it more difficult to acquire control of our Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our Company to first negotiate with our Board.
Common Shares
Subject to any preferential rights of any other class or series of shares and to the provisions of our declaration of trust regarding the restriction on the transfer of common shares, the holders of common shares are entitled to such distributions as may be authorized from time to time by our Board out of legally available funds and declared by us and will be entitled to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.
Upon issuance for full payment, all common shares issued will be fully paid and non-assessable. Holders of common shares will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue. Each common share is entitled to one vote on each matter submitted to a vote at a meeting of our shareholders.
Our declaration of trust does not provide for cumulative voting in the election of our trustees and our trustees will be elected by a plurality of all votes cast at a meeting of shareholders.
Preferred Shares
Our declaration of trust authorizes our Board to designate and issue one or more classes or series of preferred shares without shareholder approval and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Because our Board has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred shares preferences, powers, and rights senior to the rights of holders of common shares. Payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve, or wind up before any payment is made to the common shareholders, likely reducing the amount common shareholders would otherwise receive upon such an occurrence.
Restrictions on Ownership and Transfer
In order for us to continue to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (“Code”), we must meet the following criteria regarding our shareholders’ ownership of our shares:
•    five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and
•    100 or more persons must beneficially own our shares during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT. However, we cannot assure our shareholders that this prohibition will be effective. Because we believe it is essential for us to continue to qualify as a REIT, our declaration of trust provides (subject to certain exceptions) that no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number, whichever is more restrictive, as determined by our Board) of our common shares or more than 9.8% of the value (as determined by our Board) of the aggregate of our outstanding shares.
Our Board, in its sole and absolute discretion, may exempt, prospectively or retroactively, a particular shareholder from either or both of the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if our Board determines that:

•    no person’s beneficial or constructive ownership of our shares will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT; and
•    such shareholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our Board determines that revenue derived from such tenant will not affect our ability to qualify to be taxed as a REIT).
Any violation or attempted violation of the representations or undertakings discussed above will result in such shareholder’s shares being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our Board may require an opinion of counsel or a ruling from the Internal Revenue Service, in either case in form and substance satisfactory to our Board, in its sole and discretion, in order to determine or ensure our qualification as a REIT and such representations and undertakings from the person requesting the exception as the Board may require in its sole discretion to make the determinations above. Our Board may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.
At any time, our Board may from time to time increase or decrease the ownership limits for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person whose percentage ownership of common shares or all shares, as applicable, of ours is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s percentage ownership, equals or falls below the decreased ownership limit, but any further acquisition of shares will violate the decreased ownership limit.
Additionally, our declaration of trust further prohibits the transfer or issuance of our shares if such transfer or issuance:
•    with respect to transfers only, results in our common shares being owned by fewer than 100 persons;
•    resulting in our being “closely held” within the meaning of Section 856(h) of the Code; or
•    otherwise results in our disqualification as a REIT.
Any attempted transfer of our shares which, if effective, would result in our shares being owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our shares which, if effective, would result in (1) violation of the ownership limits discussed above, (2) in our being “closely held” under Section 856(h) of the Code, or (3) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. Such shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the shares, will be entitled to receive all distributions authorized by our Board on such securities for the benefit of the charitable beneficiary. Our declaration of trust further entitles the trustee of the beneficial trust to vote all shares held in trust.

Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the beneficial trust may select a transferee to whom the shares may be sold as long as such sale does not violate the 9.8% ownership limits or the other restrictions on transfer. Upon sale of the shares held in trust, the intended transferee (the transferee of the shares held in trust whose ownership would violate the 9.8% ownership limits or the other restrictions on transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds or the price per share the intended transferee paid for the shares (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.
In addition, we have the right to purchase any shares held in trust at the lesser of (1) the price per share paid in the transfer that created the shares held in trust (or, in the case of a devise or gift, the market price at the time of the devise or gift), or (2) the market price at the time our Company accepts such offer, until the shares held in trust are sold by the trustee of the beneficial trust. An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any distribution we pay to an intended transferee on shares held in trust prior to our discovery that such shares have been transferred in violation of the provisions of our declaration of trust. If any legal decision, statute, rule, or regulation deems or declares the transfer restrictions included in our declaration of trust to be void or invalid, then we may, at our option, deem the intended transferee of any shares held in trust to have acted as an agent on our behalf in acquiring such shares and to hold such shares on our behalf.
Any person who acquires or attempts or intends to acquire shares in violation of the foregoing ownership restriction or who would have owned shares that resulted in a transfer to a charitable trust is required to immediately give us written notice of such event or, in the case of such a proposed or attempted transaction, give us at least 15 days’ written notice prior to such transaction. Such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT. The foregoing restrictions will continue to apply until our Board determines it is no longer in our best interest to continue to qualify as a REIT.
The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted from the ownership limit by our Board based upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver, within 30 days after the end of each taxable year, a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.
Distribution Policy
Any distributions to holders of common shares are paid in a specific amount and for holders as of a specified record date. Distributions may be funded with operating cash flow from our properties, offering proceeds raised in any future offerings, from debt proceeds or a combination thereof. Because substantially all of our operations will be performed indirectly through our operating partnership, our ability to pay distributions depends in large part on our operating partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund the distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions. We are not prohibited from undertaking such activities by our declaration of trust, our bylaws or investment policies. To the extent that we do not have taxable income, distributions paid will be considered a return of capital to shareholders.
Subject to the preferential rights, if any, of holders of any other class or series of our shares outstanding, distributions will be authorized at the discretion of our Board and declared by us, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our Board may increase, decrease or eliminate the distribution rate that is being paid at any time.
To continue to qualify as a REIT, we generally must distribute to our shareholders at least 90% of our taxable income each year, determined without regard to the deduction for dividends paid and excluding capital gains. Our trustees may authorize distributions in excess of this percentage as they deem appropriate.
Registration Rights Agreement
In connection with our merger with Griffin Capital Essential Asset REIT, Inc. (“EA-1”), we assumed, as the successor of EA-1 and its operating partnership, a registration rights agreement (the “Original Registration Rights Agreement”) dated December 14, 2018, among EA-1, its operating partnership and Griffin Capital, LLC (“GC LLC”). On August 2, 2023, Peakstone Realty Trust, PKST OP, L.P. and GC LLC entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), which amended certain terms of the Original Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, GC LLC (or certain affiliated successor holders) has the right to request that we register for resale, under the Securities Act of 1933, as amended (the “Securities Act”), our common shares issued or issuable to such holder and GC LLC has the right to request that we register for resale, under the Securities Act, our common shares issued or issuable to certain successor holders. The Amended and Restated Registration Rights Agreement also grants GC LLC (or certain affiliated successor holders) certain “piggyback” registration rights related to certain registered offerings of our common shares.
Our Board
Our declaration of trust provides that the initial number of trustees shall be eight, which number may be increased or decreased from time to time in accordance with our bylaws. Our bylaws provide that the number of our trustees may not be fewer than the minimum number required under the Maryland REIT Law or more than 15. Because our Board has the power to amend our bylaws, it could modify the bylaws to change that range. Subject to the terms of any class or series of preferred shares, vacancies on our Board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Except as may be provided with respect to any class or series of our shares, at each annual meeting of our shareholders, each of our trustees will be elected by our common shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of trustees is sufficient to elect a trustee, and holders of common shares will have no right to cumulative voting in the election of trustees.
Removal of Trustees
Our declaration of trust provides that, subject to the rights of holders of any class or series of preferred shares, a trustee may be removed, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of trustees. “Cause” is defined as a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Meetings of Shareholders
Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our Board. In addition, our chairman, chief executive officer, president or a majority of our Board may call a special meeting of our shareholders. Subject to the provisions of our declaration of trust and bylaws, a special meeting of our shareholders will also be called by our secretary upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting accompanied by the information required by our bylaws. Our secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholders must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of any special meeting may be considered and acted upon at such meeting.
Shareholder Liability
Maryland law provides that shareholders generally are not personally liable for our debts or obligations solely as a result of their status as shareholders.
Business Combinations
Under certain provisions of the Maryland General Corporation Law (“MGCL”) that are applicable to Maryland real estate investment trusts, certain business combinations between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:
•    any person who beneficially owns 10% or more of the voting power of the real estate investment trust’s outstanding voting shares; or
•    an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the real estate investment trust.
A person is not an interested shareholder under the statute if our Board approved in advance the transaction by which such person otherwise would have become an interested shareholder. However, in approving a transaction, our Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board.
After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

•    80% of the votes entitled to be cast by holders of outstanding shares of voting shares of the real estate investment trust; and
•    two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.
These super-majority voting requirements do not apply if the real estate investment trust’s common shareholders receive a minimum price, as defined in the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. As permitted by the statute, we have elected by resolution of our Board to opt out of the business combination act. However, we cannot assure you that our Board will not opt to be subject to such provisions in the future.
Control Share Acquisitions
The MGCL provides with regards to Maryland real estate investment trusts that the holder of control shares of a Maryland real estate investment trust acquired in a control share acquisition has no voting rights except to the extent approved by a vote of shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by trustees who are our employees, are excluded from shares entitled to vote on the matter.
“Control shares” are voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:
•    one-tenth or more but less than one-third;
•    one-third or more but less than a majority; or
•    a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board to call a special meeting of our shareholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply to (1) shares acquired directly from the Company, (2) shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or (3) to acquisitions approved or exempted by our declaration of trust or our bylaws.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:
•     a classified board;
•     a two-thirds vote requirement for removing a trustee;
•     a requirement that the number of trustees be fixed only by vote of the trustees;
•     a requirement that a vacancy on our Board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and
•     a majority requirement for the calling of a special meeting of shareholders.
We have elected by a provision in our declaration of trust to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board. Through provisions in the declaration of trust and bylaws unrelated to Subtitle 8, we (i) vest in our Board the exclusive power to fix the number of trusteeships and (ii) require, unless called by our chairman, chief executive officer, president or a majority of our Board, the written request of shareholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.
Advance Notice of Trustees Nominations and New Business
Our bylaws provide that nominations of individuals for election as trustees and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to notice of the meeting, (2) by or at the direction of our Board or (3) by any shareholder who was a shareholder of record at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Shareholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.
Only the business specified in the notice of the meeting may be brought before a special meeting of our shareholders. Nominations of individuals for election as trustees at a special meeting of shareholders may be made only (1) by or at the direction of our Board or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Shareholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our Board to be elected at the meeting.
A shareholder’s notice must contain certain information specified by our bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a trustee, including information about the economic interest of the shareholder, its affiliates and any proposed nominee.
Approval of Extraordinary REIT Action; Amendment of Declaration of Trust and Bylaws
Under Maryland law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge with or convert into another entity, unless the action is advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for certain amendments described in our declaration of trust that require only approval by our Board, our declaration of trust provides for approval of any of these matters by the affirmative vote of not less than a majority of all of the votes entitled to be cast on such matters. Under the declaration of trust, subject to the provisions of any class or series of shares of beneficial interest then outstanding and any mandatory provisions of applicable law, shareholders are only entitled to vote on (1) the election or removal of trustees, (2) certain amendments to the declaration of trust, (3) a merger or consolidation of the Company into another entity and (4) such other matters as the Board directs be submitted to shareholders for approval or ratification. Accordingly, shareholders are not entitled to vote on the liquidation or dissolution of the Company, unless the Board determines otherwise.
Our Board has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. In addition, shareholders may alter, amend or repeal any provision of our bylaws and adopt new bylaws with the approval by a majority of the votes entitled to be cast on the matter.
Limitation of Liability and Indemnification of Trustees and Officers
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our declaration of trust limits the liability of our trustees and officers for monetary damages to the maximum extent permitted under Maryland law.
Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of Maryland corporations. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•    the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•    the director or officer actually received an improper personal benefit in money, property or services; or
•    in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:
•    a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•    a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our declaration of trust requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•    any present or former trustee or officer; or
•    any individual who, while a trustee and at our request, serves or has served as a director, trustee, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of these capacities.
Our declaration of trust also permits us to indemnify and advance expenses to any employee or agent of ours or a predecessor of ours. The former directors and officers of EA-1 also have indemnification agreements that we previously assumed for claims relating to such person’s status as a former director or officer of EA-1.
Exclusive Forum
Our bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any Internal Corporate Claim, as such term is defined in the MGCL, (2) any derivative action or proceeding brought in our right or on our behalf, (3) any action asserting a claim of breach by any trustee, officer, other employee or agent of ours of any duty owed to us or our shareholders, (4) any action asserting a claim against us or any trustee, officer, other employee or agent of ours arising pursuant to any provision of the Maryland REIT Law or our declaration of trust or bylaws or (5) any action asserting a claim governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division. Our bylaws also provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.
REIT Qualification
Our declaration of trust provides that our Board may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. Our declaration of trust also provides that our Board may determine that compliance with any restriction or limitation on ownership and transfer of our shares contained in our declaration of trust is no longer required for us to qualify as a REIT.